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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 19 to Registration Statement No. 33-33530 of Morgan Stanley European Equity Fund Inc., formerly European Growth Fund Inc. (the "Fund"), on Form N-1A of our report dated December 30, 2004, appearing in the October 31, 2004 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional Information both of which are part of such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.

Deloitte & Touche LLP
New York, New York
December 30, 2004